EXHIBIT 99.1
PRESS RELEASE

For Immediate Release:
Contact:	Ronald Anderson
President and CEO
or
Dennis Boyle
Senior Vice President and CFO
(610) 644-9400

December 22, 2008

FOR RELEASE: IMMEDIATELY

MALVERN FEDERAL BANCORP, INC. ANNOUNCES CASH DIVIDEND

Malvern Federal Bancorp, Inc. (Nasdaq: MLVF) announced today that its Board of Directors declared a cash dividend of $0.04 per share on the common stock of the Company, payable on  January 22, 2009 to the shareholders of record at the close of business on  December 31, 2008.  Malvern Federal Mutual Holding Company will waive its rights to receive the dividend on 3,383,875 shares of Common Stock it owns.

Malvern Federal Bancorp, Inc. is the “mid-tier” holding company for Malvern Federal Savings Bank, a federally chartered FDIC insured savings bank (the “Bank”).  The Bank conducts business out of its main office, located in Paoli, Pennsylvania, and seven branch offices.  As of September 30, 2008, the Company had $639.5 million in assets, $453.5 million in deposits and $68.8 million in shareholders’ equity.

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Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  Factors which could result in material variations include, but are not limited to, changes in interest rates which could  affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.